UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

AMERICAN BIO MEDICA CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

122 Smith Road, Kinderhook, NY	12106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 As previously reported in a Current Report on Form 8-K filed with the Commission on November 1, 2013, on October 30,2013, the Board of Directors of American Bio Medica Corporation (the “Company”) appointed Melissa A. Waterhouse as the Company’s Interim Chief Executive Officer and Chief Financial Officer after the Company was notified that Stan Cipkowski was unable to continue serving as the Company’s Chief Executive Officer/Chief Financial Officer for medical reasons. Subsequently, on November 1, 2013, the Company was notified of Mr. Cipkowski’s death. We did maintain key man insurance for Cipkowski and the Company is the sole beneficiary of the policy with a face amount of $500,000. We are currently in the process of filing a claim for this key man insurance benefit.

The Company has entered into a new Employment Agreement with Waterhouse and a copy of her new Employment Agreement is attached to this 8-K as an exhibit. On November 6, 2013, the Company appointed Jean Neff, a member of its Board of Directors to the position of Corporate Secretary and Treasurer. Neff has served on the Company’s Board of Directors since February 2008. She is currently the Sr. Vice President Mid-Atlantic Region of Solstas Lab Partners. She has over 35 years experience in administration, sales and management. She served as the Sr. Vice President of New Business Development of the Occupational Testing Services division of Laboratory Corporation of America, from 1991 until her retirement in 2007. The office of Corporate Secretary was held by Waterhouse since September 2003, and the office of Treasurer was held by Cipkowski since March 2011.

Item 8.01 Other Events

The Company has been informed that the US Food and Drug Administration (“FDA”) has determined that the Company’s OralStat® is not substantially equivalent to the predicate market device. In accordance with its Consent Decree, the Company has temporarily ceased marketing and selling its OralStat to the workplace (non-forensic) market. The Company, through its legal counsel and regulatory consultants, intends to discuss its 510(k) marketing application data with FDA and take actions to resubmit a new 510(k) marketing application as quickly as possible. The Company intends to continue marketing and selling OralStat to forensic markets and to markets outside of the United States.

Risk Factor Disclosure Updates

Any adverse changes in our regulatory framework could negatively impact our business.

In the past, our industry believed that when DOA POCTs were sold in non-clinical markets (such as workplace), they did not fall under the definition of a “medical device”, but when sold in the Clinical market, they did fall under the definition of a “medical device”. When a product is a medical device, a 510(k) marketing application must be submitted to the FDA. A 510(k) is a premarketing submission made to the FDA to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent, to a legally marketed device that is not subject to premarket approval. Applicants must compare their 510(k) device to one or more similar devices currently on the U.S. market and make and support their substantial equivalency claims. A legally marketed device is a device that was legally marketed prior to May 28, 1976 (pre-amendments device), or a device that has been reclassified from Class III to Class II or I, or a device which has been found to be substantially equivalent to such a device through the 510(k) process, or one established through Evaluation of Automatic Class III Definition. The legally marketed device(s) to which equivalence is drawn is known as the “predicate” device(s). Applicants must submit descriptive data and, when necessary, performance data to establish that a device is substantially equivalent to a predicate device.

Our urine point of collection products have received 510(k) marketing clearance from the FDA, and have therefore met FDA requirements for professional use. Our oral fluid products have never been marketed or sold to the Clinical market (or to any market that would use the products for diagnosis or treatment) and given our belief that 510(k) marketing clearance was not required to sell in non-clinical markets, we never sought 510(k) marketing clearance from FDA on our oral fluid DOA products. We have also been granted a CLIA waiver from the FDA related to our Rapid TOX product line.

In July 2009, we received a warning letter from FDA, which indicated that we were marketing OralStat (one of our oral fluid DOA products), in workplace settings without marketing clearance or approval (see Current Report on Form 8-K filed with the SEC on August 5, 2009). A warning letter is considered by FDA to be informal and advisory. While a warning letter communicates FDA’s position on a matter it does not commit the FDA to taking enforcement action. We communicated to the FDA our belief (based on legal opinion) that marketing clearance was not required in non-clinical markets, and the fact that there were many other oral fluid point of collection drug tests being sold in the Workplace market by our competitors, none of which have received FDA marketing clearance. The FDA continued to disagree with our interpretation of FDA regulations related to medical devices, and the FDA continued to assert jurisdiction of drug testing performed in the workplace. We also advised FDA that we were willing to obtain marketing clearance but that specific technical and scientific issues existed when attempting to utilize FDA’s draft guidance for our OralStat (because the draft guidance was written for urine drug tests). Nevertheless, we were unable to reach a consensus with the FDA on neither the jurisdiction issue nor the technical issues.

On July 10, 2012, we announced in a press release and a Current Report on Form 8-K that we entered into a Consent Decree of Permanent Injunction (the “Consent Decree”) with FDA. Under the terms of the Consent Decree, we will be allowed to continue to market our OralStat drug test in the workplace market while we take action to obtain a 510(k) marketing clearance. More specifically, FDA will provide the Company with its most recent guidance on the clinical and analytical studies that need to be conducted to gather data in support of a 510(k) submission for OralStat. We will then have a total of 396 days to discuss protocols with FDA, complete our analytical and clinical studies and submit a substantially complete 510(k). We have agreed to withdraw the OralStat product from the workplace market if any of the following events occur: 1) we do not submit a substantially complete 510(k) within this specified time period, 2) we fail to submit additional information within time frames specified by FDA, 3) we withdraw our submission, or 4) our 510(k) submission results in FDA’s determination that the product is not substantially equivalent. On August 3, 2012 the Consent decree was approved and entered by the United States District Court for the Northern District of New York, and on August 3, 2012, we received guidance from FDA. . On September 3, 2013, we filed our application for 510(k) marketing clearance as required under the Consent Decree and on September 18, 2013 we were notified that an administrative acceptance review was conducted, and our 510(k) marketing application was found to contain all of the necessary elements and information needed to proceed with the substantive review. In November 2013, we were informed that the FDA determined that our OralStat was not substantially equivalent to the predicate market device. In accordance with the Consent Decree, the Company has temporarily ceased marketing and selling its OralStat to the workplace (non-forensic) market.

The cost of obtaining marketing clearance was material and has had a negative impact on our efforts to improve our performance and to achieve profitability. Our point of collection oral fluid drug tests historically account for a material portion of our sales, with sales of oral fluid drug tests accounting for approximately 15% of our year to date 2013 sales (the majority of which are sales to the Workplace market). This inability to market and sell our point of collection oral fluid drug tests in the Workplace market will negatively impact our revenues, and the loss of oral fluid test customers will also negatively impact our revenues. The Company, through its legal counsel and regulatory consultants, intends to discuss its 510(k) marketing application data with FDA and take actions to resubmit a new 510(k) marketing application as quickly as possible. The Company intends to continue marketing and selling OralStat to forensic markets and to markets outside of the United States. There can be no assurance that these intended discussions or action would result in the Company obtaining 510(k) marketing clearance. Prolonged cessation of marketing and selling of OralStat to the U.S. workplace market would have a negative impact on our financial condition.

Although we are currently unaware of any additional changes in regulatory standards related to any of our markets, if regulatory standards were to further change in the future, there can be no assurance that the FDA will grant the Company appropriate marketing clearances required to comply with the changes, if and when we apply for them.

We have a history of incurring net losses.

Since our inception and throughout most of our history, we have incurred net losses, including but not limited to, a net loss of $1,111,000 incurred in the year ended December 31, 2012. We expect to continue to make substantial expenditures for sales and marketing, product development and other business purposes. Our ability to achieve profitability in the future will primarily depend on our ability to increase sales of our products (and our cessation of selling and marketing OralStat in the workplace market in November 2013 is expected to severely limit our ability to increase sales), reduce production and other costs and successfully introduce new products and enhanced versions of our existing products into the marketplace. There can be no assurance that we will be able to increase our revenues at a rate that equals or exceeds expenditures. In the year ended December 31, 2012, our sales continued to be negatively impacted by the aftermath of the recession, and a limited cash flow diminished our capacity to purchase raw materials in greater quantities (and on better terms) and this resulted in increased cost of goods. Our failure to increase sales while maintaining or reducing product costs, general and administrative, sales and marketing and research and development costs will result in the Company incurring additional losses.

We believe we will need additional funding for our existing and future operations.

Our financial statements for the year ended December 31, 2012 were prepared assuming we will continue as a going concern. If global economic conditions do not improve or return to pre-recession levels, we do not believe that our current cash balances, and cash generated from future operations will be sufficient to fund operations for the next twelve months. Future events, including the problems, delays, expenses and difficulties which may be encountered in establishing and maintaining a substantial market for our products (including but not limited to the cessation of marketing and selling OralStat in the workplace market), could make cash on hand insufficient to fund operations. If cash generated from operations is insufficient to satisfy our working capital and capital expenditure requirements, we may be required to sell additional equity or debt securities or obtain additional credit facilities. There can be no assurance that such financing will be available or that we will be able to complete financing on satisfactory terms, if at all. Any such equity financing would result in further dilution to existing shareholders.

We depend on key personnel to manage our business effectively.

We are dependent on the expertise and experience of our senior management for our future success. The loss of a member of senior management could negatively impact our business and results of operations. On October 30, 2013, Melissa A. Waterhouse, our (former) EVP, Regulatory Affairs, Chief Compliance Officer and Corporate Secretary was appointed as our interim Chief Executive Officer/Chief Financial Officer when the Company became aware that its (then current) Chief Executive Officer/Chief Executive Officer Stan Cipkowski was unable to continue due for medical reasons (Mr. Cipkowski subsequently passed away on October 31, 2013). We have an employment agreement in place with Waterhouse, but there can be no assurance that Waterhouse will continue her employment; and the loss of Waterhouse could disrupt the business and therefore have a negative impact on business results. We also have a number of other individuals in senior management positions. There can be no assurance that they too will continue their employment. We did maintain key man insurance for Cipkowski and the Company is the sole beneficiary of the policy with a face amount of $500,000.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.38	Employment Agreement between the Company and Melissa A. Waterhouse

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Interim Chief Executive Officer (Principal Executive Officer)
Interim Chief Financial Officer (Principal Financial Officer)

Dated: November 12, 2013